Exhibit 99.1

ALLERGAN, INC. ANNOUNCES APPOINTMENT OF

DOUGLAS S. INGRAM AS PRESIDENT

-Ingram to Assume Responsibility for Allergan Global Commercial Operations-

-Previously Served as Executive Vice President and President Europe, Africa, and

Middle East

June 24, 2013 (Irvine, CA) -- Allergan, Inc. (NYSE:AGN) today announced that David E.I. Pyott, Chairman of the Board and Chief Executive Officer, Allergan, and the Allegan Board of Directors have named Douglas S. Ingram as President of Allergan. In this newly established role, Mr. Ingram will report directly to Mr. Pyott and will lead the company’s global commercial operations, with responsibility for the company’s broad portfolio of pharmaceutical, consumer and medical device products including leading Ophthalmology products such as RESTASIS®, LUMIGAN®, ALPHAGAN®, COMBIGAN®, GANFORT®, OPTIVE® and OZURDEX®; Facial Aesthetics products such as BOTOX® Cosmetic and the JUVÉDERM® family of facial fillers; BOTOX® for therapeutic uses, approved in over 85 countries to treat 26 different conditions such as spasticities, dystonias, chronic migraine and the urological conditions of neurogenic detrusor overactivity and idiopathic overactive bladder; and Medical Dermatology products such as ACZONE®. Mr. Ingram will begin transitioning to this new role immediately.

“During his 17-year tenure at Allergan, Doug has consistently demonstrated leadership and high performance across many segments of our business,” said David E.I. Pyott, Chairman of the Board and Chief Executive Officer, Allergan. “Doug has built an impressive record of accomplishment and is widely regarded throughout our organization as a leader who is committed to the highest standards of excellence in all areas. I am confident that his broad range of commercial and functional experiences will serve him well as he assumes this new and important role.”

With more than 25 years of professional experience, Mr. Ingram has a strong background in the health care industry, both in the U.S. and internationally. For the past three years, Mr. Ingram has served as Executive Vice President and President, Europe, Africa and Middle East (EAME). In this role, he was responsible for Allergan’s regional pharmaceutical and medical device operations, with a focus on strategic planning, sales and marketing, development and general management.

Prior to leading the EAME region, Mr. Ingram served as Executive Vice President and Chief Administrative Officer. During Mr. Ingram’s tenure in this role, at various times, he led Allergan’s Global Legal Affairs, Compliance, Internal Audit and Internal Controls, Human Resources, Regulatory Affairs and Safety, and Global Corporate Affairs and Public Relations departments. Mr. Ingram also served as Allergan’s Secretary and Chief Ethics Officer from July 2001 to July 2010. Mr. Ingram joined Allergan in 1996 as Senior Attorney and Chief Litigation Officer and was promoted to Associate General Counsel and Assistant Secretary, and later, to General Counsel.

Before joining Allergan in 1996, Mr. Ingram was an attorney with Gibson, Dunn & Crutcher from 1988, practicing in the area of complex commercial litigation.

Mr. Ingram graduated magna cum laude with a Bachelor of Science degree from Arizona State University in 1985 and received his Juris Doctorate from the University of Arizona in 1988, graduating summa cum laude and Order of the Coif.

About Allergan, Inc.

Allergan is a multi-specialty health care company established more than 60 years ago with a commitment to uncover the best of science and develop and deliver innovative and meaningful treatments to help people reach their life’s potential. Today, we have approximately 11,100 highly dedicated and talented employees, global marketing and sales capabilities with a presence in more than100 countries, a rich and ever-evolving portfolio of pharmaceuticals, biologics, medical devices and over-the-counter consumer products, and state-of-the-art resources in R&D, manufacturing and safety surveillance that help millions of patients see more clearly, move more freely and express themselves more fully. From our beginnings as an eye care company to our focus today on several medical specialties, including eye care, neurosciences, medical aesthetics, medical dermatology, breast aesthetics, obesity intervention and urologics, Allergan is proud to celebrate more than 60 years of medical advances and proud to support the patients and physicians who rely on our products and the employees and communities in which we live and work. For more information regarding Allergan, go to: www.allergan.com

Forward-Looking Statements

This press release contains “forward-looking statements,” including the statements by Mr. Pyott. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Allergan’s expectations and projections. Risks and uncertainties include, among other things, general industry and pharmaceutical market conditions; challenges related to achieving regulatory approval from the FDA on a timely and cost-efficient manner; technological advances and patents attained by competitors and the impact of generic competition; inconsistency of treatment results among patients; potential difficulties in manufacturing; challenges related to new product marketing, such as the unpredictability or market acceptance for new products and/or the acceptance of new indications for such products; the outcome of litigation or any other legal or government proceeding; and governmental laws and regulations affecting domestic and foreign operations. Allergan expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. Additional information concerning these and other risks can be found in press releases issued by Allergan, as well as

Allergan’s public filings with the U.S. Securities and Exchange Commission, including the discussion under the heading “Risk Factors” in Allergan’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Copies of Allergan’s press releases and additional information about Allergan are available at www.allergan.com or you can contact the Allergan Investor Relations Department by calling 1-714-246-4636.

Allergan Contacts:

Bonnie Jacobs (714) 246-5134 (media), jacobs_bonnie@allergan.com

Jim Hindman (714) 246-4636 (investors)

Joann Bradley (714) 246-4766 (investors)

David Nakasone (714) 246- 6376 (investors)

©2013 Allergan, Inc. Irvine, CA 92612. ® and ™ marks owned by Allergan, Inc.

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